Exhibit 99.1

Rubicon Technology Appoints Hany Tamim as Chief Operating Officer

Bensenville, IL – Rubicon Technology, Inc. (NASDAQ: RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today announced the appointment of Hany Tamim as Chief Operating Officer. Mr. Tamim will have responsibility for all global manufacturing operations of Rubicon Technology. Mr. Tamim will be based in Malaysia and report to CEO, Bill Weissman. The COO role is a consolidation of two senior management positions and will provide the Company with greater coordination of manufacturing operations at a lower cost.

Mr. Tamim has extensive experience in managing crystal growth and wafer manufacturing operations in both Malaysia and the United States, including 24 years with SunEdison (formerly MEMC), where his experience included leadership roles in global cost management, plant management and process engineering. He has Bachelor and Master of Science degrees in Engineering from the University of North Carolina.

Bill Weissman, CEO of Rubicon, said, “I am delighted to welcome Hany Tamim as a member of our leadership team. His experience in managing crystal growth and wafer manufacturing operations in both the U.S. and Malaysia are specifically relevant to the needs of our operations today as we implement changes in technology to improve our product cost.”

About Rubicon Technology

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426